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                                                                       Exhibit 3
                        CERTIFICATE OF AMENDMENT TO THE
                        CERTIFICATE OF INCORPORATION OF
                             BOSTON CHICKEN, INC.

                        PURSUANT TO SECTION 242 OF THE
                        GENERAL CORPORATION LAW OF THE
                               STATE OF DELAWARE

     Boston Chicken, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Company"), does hereby certify as follows:

          1. The Certificate of Incorporation of the Company is hereby amended by changing Article FOURTH thereof so that, as amended, Article FOURTH of the Certificate of Incorporation of the Corporation shall read in its entirety as follows:

               "FOURTH: The total number of shares of stock which the Company shall have authority to issue is 500,000,000, 480,000,000 shares of which shall be Common Stock, $.01 par value per share (the "Common Stock"), and 20,000,000 shares of which shall be Preferred Stock, $.01 par value per share ("Preferred Stock")."

          2. That such amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation having adopted resolutions setting forth such amendment and declaring its advisability, and the holders of a majority of the outstanding stock of the Corporation having approved and adopted resolutions providing for such amendment.

     IN WITNESS WHEREOF, Boston Chicken, Inc. has caused this Certificate to be signed by its Vice President and attested to by its Secretary, on this 14th day of May, 1996.

                                         BOSTON CHICKEN, INC.


                                         By: /s/ J. Randal Miller
                                            Name: J. Randal Miller
                                             Title:  Vice President
ATTEST:


/s/ Donald J. Bingle
Name:  Donald J. Bingle
Title:  Vice President and Secretary